CERTIFICATE OF AMENDMENT
OF
RESTATED
CERTIFICATE OF INCORPORATION OF MITEK SYSTEMS, INC.

MITEK SYSTEMS, INC., a Delaware corporation (the “Corporation”), does hereby certify that:
FIRST: The name of the Corporation is MITEK SYSTEMS, INC.
SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 29, 1986.
THIRD: The Corporation’s Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 14, 2011, as amended on February 14, 2013 and corrected on September 23, 2014 (collectively, the “Restated Certificate of Incorporation”).
FOURTH: The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions amending the Restated Certificate of Incorporation as follows:
1. The first sentence of the fourth paragraph of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
“The total number of shares of all classes of stock which the Corporation shall have authority to issue is One hundred twenty one Million (121,000,000) shares consisting of One million (1,000,000) shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”), and One hundred twenty million (120,000,000) shares of Common Stock, $0.001 par value per share (the “Common Stock”).”
FIFTH: Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 222 and 242 of the DGCL.
IN WITNESS WHEREOF, the Corporation has caused this CERTIFICATE OF AMENDMENT to be signed by its President and Chief Executive Officer as of the 2nd day of March 2022.

MITEK SYSTEMS, INC.

By:	/s/ Scipio Maximus Carnecchia
Name: Scipio Maximus Carnecchia Title: Chief Executive Officer
NC. Date: March 4, 2020 Time: 9:00 AM PST Place: Mitek, 600 B. Street, Suite 100, San Diego, CA. 92101 Please make your marks like this: Use dark black pencil or pen only The Board of Directors Recommends a Vote FOR proposals 1, 2, 3 and 4. 1: To elect the following seven directors to serve until our 2021 annual meeting of stockholders and until their respective successors have been elected a
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